UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2018

Bristow Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31617	72-0679819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2103 City West Blvd., 4th Floor Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 267-7600

Former Name or Former Address, if Changed Since Last Report: NONE

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

New Asset-Backed Revolving Credit Facility

On April 17, 2018, Bristow Norway AS and Bristow Helicopters Limited (the “Borrowers”), each a subsidiary of Bristow Group Inc. (the “Company”), entered into an ABL Facilities Agreement (the “ABL Agreement”) as borrowers and guarantors with (i) Barclays Bank PLC and Credit Suisse AG, Cayman Island Branch, as arrangers and bookrunners, (ii) Barclays Bank PLC as agent (in such capacity, the “Agent”), issuing bank, security agent and swingline lender, and (iii) the several banks, other financial institutions and other lenders from time to time party thereto. The ABL Agreement provides for an asset-backed revolving credit facility (the “ABL Facility”) in an aggregate amount of up to $75 million, with a portion allocated to each Borrower. The maximum amount of the ABL Facility may be increased from time to time to a total of as much as $100 million, subject to the satisfaction of certain conditions, and any such increase would be allocated between the Borrowers. The ABL Facility will mature five years from the date of the ABL Agreement, subject to certain early maturity triggers related to maturity of other material debt or a change of control of the Company.

All loans and letters of credit issued under the ABL Agreement are subject to the satisfaction of customary conditions, including the absence of a default or event of default and the accuracy of certain representations and warranties, to an aggregate availability block of $15 million (the portion allocated to each Borrower, its “Availability Block”) and to a borrowing base that will be based on percentages of eligible receivables from investment grade and non-investment grade customers, subject to reserves and other adjustments.

The ABL Agreement contains covenants requiring the Company and certain of its subsidiaries to maintain a minimum fixed charge coverage ratio at any time aggregate availability under the ABL Facility is below a certain threshold and for a certain period of time thereafter (the “FCCR Covenants”). The ABL Agreement also contains other covenants that the Company considers customary for this type of facility, including limitations on the Borrowers’ ability to incur, assume or permit to exist additional indebtedness, guarantees and other contingent obligations.

The interest rates per annum applicable to loans, other than swingline loans, under the ABL Facility are equal to either: (a) the Base Rate (as defined in the ABL Agreement) or (b) LIBOR or NIBOR plus an applicable margin. The applicable margin ranges from 1.00% to 1.50% per annum for Base Rate loans and 2.00% to 2.50% per annum for LIBOR or NIBOR loans. Swingline loans bear interest at the Base Rate plus the applicable margin. Until the last day of the first full fiscal quarter after the closing date, the applicable margin is 1.50% for Base Rate and Swingline loans and 2.50% for LIBOR and NIBOR loans. The unused portion of the ABL Agreement is subject to commitment fees of 0.375% to 0.50% per annum, according to average aggregate availability of the Borrowers.

Based on the initial borrowing base, the Availability Block and the requirements of the FCCR Covenants, the current borrowing capacity under the ABL Facility is approximately $24.3 million.

Amounts borrowed under the ABL Agreement are secured by certain accounts receivable owing to the Borrowers and the deposit accounts into which payments on such accounts receivable are deposited. All extensions of credit under the ABL Agreement are guaranteed on an unsecured basis by the Company, and each Borrower has guaranteed the other Borrower’s obligations.

Borrowings under the ABL Agreement may be prepaid at any time without penalty or premium, subject to customary breakage costs. The proceeds of the ABL Agreement are expected to be used for, among other things, the general corporate purposes of the Borrowers and their subsidiaries.

The foregoing description of the ABL Agreement is not complete and is qualified in its entirety by reference to the complete document. A copy of the ABL Agreement is filed as Exhibit 10.1 hereto.

Barclays Bank PLC and Credit Suisse AG, Cayman Island Branch and/or their affiliates were lenders under other financing arrangements with the Company and may have had relationships with the Company or its affiliates involving various financial services, such as investment banking, underwriting and commercial banking services.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit

10.1	ABL Facilities Agreement, dated as of April 17, 2018, among Bristow Norway AS and Bristow Helicopters Limited, as borrowers and guarantors, Bristow Group Inc., as parent guarantor, Barclays Bank PLC and Credit Suisse AG, Cayman Island Branch, as arrangers and bookrunners, Barclays Bank PLC, as agent, issuing bank, security agent and swingline lender, and the several banks, other financial institutions and other lenders from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOW GROUP INC.

Date: April 23, 2018	By:	/s/ Timothy J. Knapp
Timothy J. Knapp
Senior Vice President, General Counsel and Corporate Secretary